Exhibit 4.3

[                   ] GLOBAL NOTE

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture dated as of October 22, 2012 (the “Indenture”) by and among Boise Cascade Company (the “Issuer”), Boise Cascade Finance Corporation (which was subsequently merged with and into the Issuer), the guarantors named on the signature pages thereof, and U.S. Bank National Association, as trustee (the “Trustee”), (a) prompt payment of the principal of, premium, if any, and accrued and unpaid interest and defaulted interest, if any, on the $50,000,000 of aggregate principal amount of the Issuer’s 6 3/8% Senior Notes due 2020 and issued pursuant to the Indenture as “Additional Notes” on August 15, 2013 (the “Notes”) when due, whether at maturity, by acceleration, redemption or otherwise, and the prompt payment of interest on overdue principal, premium, if any, and interest and defaulted interest, if any, on the Notes (pursuant to Section 2.11 of the Indenture), if lawful (subject in all cases to any applicable grace periods provided in the Indenture and the Notes) when due, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture and the Notes will be promptly paid in full, all in accordance with the terms of the Indenture and the Notes and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.  Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Dated: August 15, 2013

IN WITNESS HEREOF, each Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.

THE GUARANTORS LISTED ON
SCHEDULE I ATTACHED HERETO

By:
Name: Wayne M. Rancourt
Title: Senior Vice President, Chief Financial Officer and Treasurer

SCHEDULE I

GUARANTORS

BC CHILE INVESTMENT CORPORATION

BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.

BOISE CASCADE WOOD PRODUCTS, L.L.C.

BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.

STACK ROCK CAPITAL, L.L.C.